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                                  Exhibit 21
                                  ----------

                           EAGLE FOOD CENTERS, INC.
                                 SUBSIDIARIES



                              Eagle Pharmacy Co.

                            Milan Distributing Co.

                          Eagle Country Markets, Inc.

                                 BOGO'S, Inc.

                         Talon Insurance Company, Inc.